Exhibit 99.3

Veritone, Inc. Announces Closing of $63.8 Million Upsized Public Offering of Common Stock

COSTA MESA, CA – December 7, 2020 – Veritone, Inc. (Nasdaq: VERI), a leading provider of artificial intelligence (AI) technology and solutions, today announced the closing of its upsized underwritten public offering of 3,450,000 shares of its common stock at a public offering price of $18.50 per share, which includes the exercise in full by the underwriters of their option to purchase additional shares. The aggregate gross proceeds to Veritone from the offering are approximately $63.8 million, before deducting underwriting discounts and commissions and other estimated offering expenses payable by Veritone.

Stifel, JMP Securities and Roth Capital Partners acted as joint book-running managers for the offering.

The shares were issued pursuant to an effective registration statement on Form S-3, including a base prospectus, that was previously filed with the Securities and Exchange Commission (SEC). A final prospectus supplement has been filed with the SEC and is available on the SEC’s website at www.sec.gov. Copies of the final prospectus supplement and the accompanying base prospectus relating to the offering may be obtained from Stifel, Nicolaus & Company, Incorporated, Attention: Syndicate, One Montgomery Street, Suite 3700, San Francisco, California 94104, by telephone at (415) 364-2720 or by e-mail at syndprospectus@stifel.com, from JMP Securities LLC, 600 Montgomery Street, Suite 1100, San Francisco, California 94111, Attention: Prospectus Department, by telephone at (415) 835-8985, or by e-mail at syndicate@jmpsecurities.com, or from Roth Capital Partners, Attention: Equity Capital Markets, 888 San Clemente Drive, Newport Beach, California 92660, by telephone at (800) 678-9147 or by e-mail at rothecm@roth.com.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of, these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Veritone, Inc.

Veritone, Inc. (Nasdaq: VERI) is a leading provider of AI technology and solutions. Veritone, Inc.’s proprietary operating system, aiWARE™ powers a diverse set of AI applications and intelligent process automation solutions that are transforming both commercial and government organizations. aiWARE orchestrates an expanding ecosystem of machine learning models to transform audio, video, and other data sources into actionable intelligence. Veritone, Inc.’s AI developer tools enable its customers and partners to easily develop and deploy custom applications that leverage the power of AI to dramatically improve operational efficiency and unlock untapped opportunities. Veritone, Inc. is headquartered in Costa Mesa, California, and has offices in Denver, London, New York and San Diego.

For more information about Veritone, Inc., contact:

Company Contact:

Brian Alger, CFA

SVP, Corporate Development & Investor Relations

Veritone, Inc.

(949) 386-4318

investors@veritone.com

Investor Relations Contact:

Kirsten Chapman

LHA Investor Relations

(415) 433-3777

veritone@lhai.com